Exhibit 10.1

     AVON PRODUCTS, INC.
2000 STOCK INCENTIVE PLAN

Article I. STOCK OPTION AGREEMENT

          1. Grant of Option.  Pursuant to the provisions of its 2000 Stock Incentive Plan (the “Plan”), Avon Products, Inc. (the “Company”) has granted to you (the “Optionee”) the right and option to purchase from the Company shares of Common Stock of the Company (the “Option”) at a fixed price (“Grant Price”) per share (the “Option”). All capitalized terms used herein shall have the meaning set forth in the Plan, unless the context requires a different meaning.

          2. Exercise of Option.

     (a) This Option shall be exercisable in the installments outlined in your grant notification. The entire option grant is fully exercisable after the final vesting date. To the extent that any of the installments is not exercised when it becomes exercisable, it shall not expire, but shall continue to be exercisable at any time thereafter until this Option shall terminate, expire or be surrendered. An exercise shall be for whole shares only.

     (b) In accordance with the Plan, all shares covered by this Option shall become immediately fully exercisable as of the date of any “Change in Control."

     (c) Shares may be purchased through Smith Barney: (i) on-line, (ii) via the telephone or (iii) through a broker. The Optionee shall designate one, or a combination, of the following methods of purchase:

     (i) tender to Smith Barney of a check for the full grant price of the shares with respect to which such Option or portion thereof is exercised, or

     (ii) by delivery to Smith Barney of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the Grant Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery, or

     (iii) instructions to Smith Barney that all shares of Stock acquired as a result of the option exercise be immediately sold and that Smith Barney deliver the full exercise price to the Company, together with any tax withholdings, whereupon the net cash proceeds shall be forwarded to the Optionee. The Company may establish special terms and conditions for this “cashless” exercise, and at any time may terminate availability of this form of purchase.

           3. Expiration of Option.  The Option shall expire or terminate and may not be exercised to any extent by the Optionee as of the first to occur of the following events:

     (a) The tenth anniversary of the Grant Date, or such earlier time as the Company may determine is necessary or appropriate in light of applicable laws; or

     (b) The second anniversary of the date of the Optionee’s Termination of Employment by reason of death; or

AVON PRODUCTS, INC.

     (c) The date of the Optionee’s Termination of Employment for Cause (as defined below); or

     (d) The date that is ninety days after Termination of Employment of the Optionee for a reason other than for Cause, death, Permanent Disability or Retirement; or

     (e) The Optionee’s violation of any non-disclosure or non-compete covenant applicable to the Optionee as set forth in his or her severance agreement, employment contract or any Company policy, regardless of whether or not the Optionee has terminated employment due to Permanent Disability or Retirement; or

     (f) In the absence of any applicable non-compete covenant in his or her severance agreement, employment contract or any Company policy and regardless of whether or not the Optionee has terminated employment due to Permanent Disability or Retirement, the date on which the Optionee: (i) is, or was, employed by or (ii) began to act as a consultant to or to render services to or to otherwise facilitate the business of Amway Corporation, Mary Kay Cosmetics, Inc., Sara Lee Corporation, Revlon, Tupperware, Unilever, Cosmair, L’Oreal, Estee Lauder, Proctor & Gamble, Benckiser, Gryphon, or any of their affiliates.

          In the event of Termination of Employment because of death, the entire Option shall immediately become exercisable as to all shares, notwithstanding Section 2(a) of this agreement. In the event of Termination of Employment because of Permanent Disability or Retirement, the Option shall continue to vest according to the schedule set forth in the grant notification referred to in Section 2(a) of this Agreement and be exercisable through the tenth anniversary of the Grant Date. “Retirement” shall mean termination of the Optionee’s employment with the Company or a Subsidiary on or after (i) the Optionee’s 65th birthday, (ii) the Optionee’s 55th birthday if the Optionee has completed at least 15 years or service, or (iii) the earliest date the Optionee’s age and years of service add up to 85 or more. “Permanent Disability” shall have the same meaning as that provided by the Company’s Long Term Disability Plan, regardless of whether or not the Optionee is covered by such plan.

          “Cause” shall have the same meaning as that provided by the Company’s Severance Pay Plan applicable to the Optionee. In addition, termination for cause shall include any termination due to acts of dishonesty or gross misconduct on the part of the Optionee which result, or are intended to result, in damage to the Company’s business or reputation.

           4. Tax Withholding.  No delivery of shares may be made to the Optionee until the Company has received all amounts required for federal, state or local tax withholding. The method of withholding shall be subject to such rules as the Company may adopt from time to time. It is recognized by both parties that, based on current laws, the difference between the Fair Market Value of the shares purchased by an option exercise and the grant price of such shares generally will constitute ordinary taxable income for U.S. federal income and social security tax purposes and for most state and local income tax purposes.

          5. Notice.  Any notices required to be given hereunder to the Company shall be addressed to the Secretary or Assistant Secretary of the Company at the Company’s headquarters offices in New York City, New York. Any notice required to be given hereunder to the Optionee shall be addressed to the Optionee at his or her current address shown on the Company’s records. Notice shall be sent by mail, express delivery or, if practical, by electronic delivery or hand delivery.

          6. No Acquired Rights. The award of this stock option does not entitle Optionee to any benefit other than that specifically granted under

AVON PRODUCTS, INC.

the Plan, nor to any future awards or other benefits under the Plan or any similar plan. Any benefits granted under the Plan are not part of Optionee’s ordinary compensation, and shall not be considered as part of such compensation in the event of severance, redundancy or resignation. Optionee understands and accepts that the benefits granted under the Plan are entirely at the grace and discretion of the Company and that the Company retains the right to amend or terminate the Plan, and/or Optionee’s participation therein, at any time, at the Company’s sole discretion and without notice.

          7. Other Provisions. The provisions set forth in the Plan relating to stock options are specifically incorporated by reference in this Agreement, including, but not limited, to those provisions of Section 5 pertaining to the following matters:

a. Changes in Capitalization; Merger; Liquidation
b. Right to Terminate Employment
c. Non-alienation of Benefits
d. Choice of Law

          IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Grantee have executed this agreement as of the date of grant.

AVON PRODUCTS, INC.

/s/ Andrea Jung
Andrea Jung
Chief Executive Officer